Exhibit 10.6

HLSS SERVICER ADVANCE RECEIVABLES TRUST

as Issuer

and

DEUTSCHE BANK NATIONAL TRUST COMPANY

as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

HLSS HOLDINGS, LLC,

as Administrator and as Servicer (on and after the MSR Transfer Date)

and

OCWEN LOAN SERVICING, LLC,

as a Subservicer and as Servicer (prior to the MSR Transfer Date)

and

BARCLAYS BANK PLC,

as Administrative Agent

and

WELLS FARGO SECURITIES, LLC

as Administrative Agent

SERIES 2012-MM1

INDENTURE SUPPLEMENT

Dated as of September 13, 2012

to

SECOND AMENDED AND RESTATED INDENTURE

Dated as of September 13, 2012

HLSS SERVICER ADVANCE RECEIVABLES TRUST

ADVANCE RECEIVABLES BACKED NOTES,

SERIES 2012-MM1

SCHEDULES

SCHEDULE I—AMORTIZATION SCHEDULE

i

THIS SERIES 2012-MM1 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of September 13, 2012, is made by and among HLSS SERVICER ADVANCE RECEIVABLES TRUST, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), HLSS HOLDINGS, LLC, a Delaware limited liability company (“HLSS”), as Administrator on behalf of the Issuer, as owner of the economics associated with the servicing under the Designated Servicing Agreements, and as Servicer under the Designated Servicing Agreements from and after the related MSR Transfer Dates (as defined below), OCWEN LOAN SERVICING, LLC (“OLS”), as a Subservicer, and as Servicer under the Designated Servicing Agreements, prior to the related MSR Transfer Dates, BARCLAYS BANK PLC, a public limited company formed under the laws of England and Wales, as Administrative Agent (as defined below), and WELLS FARGO SECURITIES, LLC, a Delaware limited liability company, as Administrative Agent. This Indenture Supplement relates to and is executed pursuant to that certain Second Amended and Restated Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”), as further supplemented hereby, dated as of September 13, 2012, among the Issuer, the Servicer, the Administrator, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary and the Administrative Agent, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer has duly authorized the issuance of a Series of Notes, the Series 2012-MM1 Notes (the “Series 2012-MM1 Notes”), and the Issuer shall issue such Notes on or about September 13, 2012 pursuant to the Base Indenture (the “Issuance Date”). The parties are entering this Indenture Supplement to document the terms of the issuance of the Series 2012-MM1 Notes in the format required under the Base Indenture, as amended and restated on the date hereof to provide for the issuance of Notes in multiple series from time to time. The Series 2012-MM1 Notes are issued in one (1) Class of Term Notes (Class A-MM1) and one (1) Class of Draw Notes (Class A-MM1), with the Initial Note Balances, Maximum Note Principal Balance, Stated Maturity Dates, Revolving Period, Note Interest Rates, Expected Repayment Dates and other terms as specified in this Indenture Supplement, to be known as the Advance Receivables Backed Notes, Series 2012-MM1, secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Holders of the Series 2012-MM1 Notes. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 1. Creation of Series 2012-MM1 Notes.

There are hereby created, effective as of the Issuance Date, the Series 2012-MM1 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, to be known as “HLSS Servicer Advance Receivables Trust Advance Receivables Backed Notes, Series 2012-MM1 Notes.” The Series 2012-MM1 Notes shall not be subordinated to any other Notes. The Series 2012-MM1 Notes are issued in one (1) Class of Term Notes and one (1) Class of Draw Notes.

Section 2. Defined Terms.

With respect to the Series 2012-MM1 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“Additional Note Balances” has the meaning set forth in the MM1 Note Purchase Agreement.

“Adjusted Tangible Equity” means, as of any date of determination, the excess of (i) total assets (net of goodwill and intangible assets), but including MSRs, over (ii) total liabilities on such date, calculated in accordance with GAAP; provided, that the Administrative Agent shall have the right to perform valuations of the MSRs on a quarterly basis or more frequently as reasonably requested by the Administrative Agent, using a nationally recognized third party appraiser with expertise evaluating MSRs approved by both the Administrative Agent and HLSS, at HLSS’s expense, and any such valuations shall be the MSR value for purposes of determining “Adjusted Tangible Equity”.

“Adjusted Tangible Equity Requirement” means, a requirement that HLSS hold Adjusted Tangible Equity equal to the greater of (1) $25,000,000 and (2) the sum of (a) 0.25% of the aggregate unpaid principal balance of all mortgage loans as to which HLSS holds the rights to service or the rights to the MSRs, together with the obligation to fund related servicer advances, plus (b) 5.00% of the aggregate amount of all servicer advances made by HLSS that remain unreimbursed.

“Administrative Agent” means, for so long as the Series 2012-MM1 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, Wells Fargo Securities, LLC or an Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, together, Barclays Bank PLC, Wells Fargo Securities, LLC and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates” means, for any date of determination with respect to each Receivable and any Class of Series 2012-MM1 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth below; provided, that in the event the Servicer’s (prior to any MSR Transfer Date) or the related Subservicer’s (on and after any MSR Transfer Date) sub-prime servicer rating is reduced below “Average,” the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates prior to such ratings reduction minus 5.00%; and provided, that the Advance Rates applicable to the Receivables related to any Class of Notes shall each be reduced by the Advance Rate Reduction Factor for such Class of Notes when the related Weighted Average Foreclosure Timeline exceeds fifteen (15) months; and provided, further, that the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable.

Advance Type	Class A-MM1 Term Notes	Class A-MM1 Draw Notes
P&I Advances (other than Servicing Fee Advances) in Non-Judicial States	86.25%	86.25%
P&I Advances (other than Servicing Fee Advances) in Judicial States	76.50%	76.50%
Servicing Fee Advances in Non-Judicial States	74.50%	74.50%
Servicing Fee Advances in Judicial States	38.75%	38.75%
Escrow Advances in Non-Judicial States	83.50%	83.50%
Escrow Advances in Judicial States	64.75%	64.75%
Corporate Advances in Non-Judicial States	82.25%	82.25%
Corporate Advances in Judicial States	70.75%	70.75%

“Advance Rate Reduction Factor” means the product of (i) the quotient of the Note Interest Rate for such Class divided by 12, and (ii) the number of months by which the Weighted Average Foreclosure Timeline exceeds fifteen (15) months.

“Advance Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the related PSA Stressed Non-Recoverable Advance Amount on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans serviced under such Designated Servicing Agreement.

“Applicable Rating” means the rating assigned to each Class of the Series 2012-MM1 Notes by S&P, as the Note Rating Agency, upon the issuance of such Class as set forth below:

(i) Class A-MM1 Draw Notes: “AAA(sf)”; and

(ii) Class A-MM1 Term Notes: “A-1+ (sf)”.

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Class A Notes” means, together, the Class A-MM1 Draw Notes and the Class A-MM1 Term Notes.

“Class A-MM1 Term Notes” means the Term Notes issued hereunder by the Issuer, having an Initial Note Balance of $265,000,000.

“Class A-MM1 Draw Notes” means the Draw Notes issued hereunder by the Issuer, having an aggregate Note Balance of no greater than the Maximum Note Principal Balance.

“Coefficient” means, for each Class of the Series 2012-MM1 Notes, 0.08%.

“Constant” means, for each Class of the Series 2012-MM1 Notes, 1.00%.

“Corporate Trust Office” means, with respect to the Series 2012-MM1 Notes, the office of the Indenture Trustee at which at any particular time its corporate trust business will be administered, which office at the date hereof is located at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration – OC12S6.

“Draw Note Transfer Denial” has the meaning assigned such term in Section 3(c) of this Indenture Supplement.

“Eurodollar Disruption Event” means any of the following: (i) a good faith determination by any Holder of the Class A-MM1 Draw Notes that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) for such Holder to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes during any Interest Accrual Period, (ii) a good faith determination by any Holder of the Class A-MM1 Draw Notes that the interest rates offered on deposits of United States dollars to such Holder in the London interbank market does not accurately reflect the cost to such Holder of purchasing, funding or maintaining any portion of the Note Balances of such Notes during any Interest Accrual Period or (iii) the inability of any Holder of the Class A-MM1 Draw Notes to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes for such Interest Accrual Period.

“Expected Repayment Date” means, with respect to the Class A-MM1 Term Notes, the related Stated Maturity Date and, with respect to the Class A-MM1 Draw Notes, the second anniversary of the related Issuance Date.

“Expense Rate” means, as of any date, with respect to the Class A-MM1 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals (A) the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Holders of the Class A-MM1 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document, that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Class A-MM1 Notes at the close of business on such date.

“Increased Costs Limit” means for each Holder of Class A-MM1 Draw Notes, such Holder’s pro rata percentage (based on the Note Balance of such Holder’s Class A-MM1 Draw Notes) of 0.10% of the average aggregate Note Balance for all Classes of Series 2012-MM1 Notes Outstanding for any twelve-month period.

“Initial Note Balance” means, for any Class A Note, the Note Balance of such Note upon the Issuance Date, as follows:

(i) Class A-MM1 Term Notes: $265,000,000; and

(ii) Class A-MM1 Draw Notes: $0.

“Interest Accrual Period” means, for the Series 2012-MM1 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2012-MM1 Notes on any Payment Date shall be determined based on the actual number of days in the Interest Accrual Period.

“Interest Coverage Payment” has the meaning assigned such term in Section 7(a)(iii) of this Indenture Supplement.

“Interest Day Count Convention” means the actual number of days in the related Interest Accrual Period divided by 360.

“Interest Payment Amount” means, for the Series 2012-MM1 Notes and with respect to any Payment Date:

(i) for the Class A-MM1 Term Notes, as set forth in clause (i) of the definition of “Interest Payment Amount” in the Base Indenture; and

(ii) for the Class A-MM1 Draw Notes, the related Cumulative Interest Shortfall Amount plus the product of:

(A) the related Note Balance for such Class as of the close of business on the preceding Payment Date;

(B) the related Note Interest Rate for such Class and for the related Interest Accrual Period; and

(C) the actual number of days in the related Interest Accrual Period divided by 360.

“Issuance Date” has the meaning set forth in the Preliminary Statement of this Indenture Supplement.

“LIBOR” has the meaning assigned such term in Section 8 of this Indenture Supplement.

“LIBOR Determination Date” means, for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.

“Liquidity Requirement” means the requirement that an entity have funds available to fund servicer advances, as of the close of business on the last Business Day of each calendar month, beginning September 28, 2012, in an amount at least equal to the lesser of (1) $100,000,000 and (2) the greater of (a) the sum of (i) 0.001% of the aggregate unpaid principal balance of all mortgage loans sub-serviced by such entity (i.e., without an obligation to fund servicer advances) plus (ii) 0.01% of the aggregate unpaid principal balance of all mortgage loans serviced by such entity (i.e., with the obligation to fund servicer advances) or as to which such entity holds rights to the servicing plus the obligation to fund servicer advances, plus (iii) 3.25% of the aggregate amount of all servicer advances made by such entity that remain unreimbursed, and (b) $25,000,000; provided, that at least the greater of (1) $15,000,000 and (2) 50% of such funds available, must consist of unrestricted cash on deposit in accounts held in the sole name of, and solely controlled by, such entity, free and clear of all Adverse Claims (including liens), and the remainder as undrawn and available borrowing capacity under committed servicer advance facilities and committed unsecured revolving loans made to such entity as borrower, as determined on such date of measurement, which undrawn and available borrowing capacity need not be presently collateralized.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Low Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance less than $10,000,000, or (ii) contain fewer than 50 Mortgage Loans, as of the end of the most recently concluded calendar month, to the extent that such Receivable Balances, when added to the aggregate Receivable Balances of all Receivables outstanding with respect to Low Threshold Servicing Agreements, cause the total Receivable Balances attributable to Low Threshold Servicing Agreements to exceed 2.00% of the total Receivable Balances of all Receivables included in the Facility.

“Margin” means, for the Class A-MM1 Draw Notes, a per annum rate equal to 2.00%.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the lesser of (A) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such date and (B) the aggregate of all Facility Eligible Receivables under such Designated Servicing Agreement on such date over (ii) the aggregate Net Property Value of the Mortgaged Properties and REO Properties for Mortgage Loans that are serviced under such Designated Servicing Agreement on such date.

“Maximum Note Principal Balance” means, for the Class A-MM1 Draw Notes, $265,000,000 or such lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent.

“Middle Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $10,000,000 but less than $25,000,000, or (ii) contain at least 50 but less than 125 Mortgage Loans, as of the end of the most recently concluded calendar month, to the extent the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Receivables outstanding with respect to Middle Threshold Servicing Agreements, cause the total Receivable Balances attributable to Middle Threshold Servicing Agreements to exceed 8.00% of the aggregate of the Receivable Balances of all Receivables included in the Facility.

“MM1 Facility Fee” means an amount (as set forth in the MM1 Fee Letter), payable in twenty-four (24) monthly installments on each Payment Date equal to $220,833, commencing on the Payment Date in September 2012.

“MM1 Fee Letter” means that certain Fee Letter Agreement, dated as of September 13, 2012, among Wells Fargo Securities, LLC, as Administrative Agent, the Administrator, the Servicer and the Issuer.

“MM1 Note Purchase Agreement” means that certain Note Purchase Agreement, dated September 13, 2012, by and among the Issuer, Wells Fargo Securities, LLC, as the Administrative Agent, and Wells Fargo Bank, N.A., as the Purchaser.

“MM1 Note Purchase Default” has the meaning set forth in the definition of Target Amortization Event.

“MM1 Placement Agency Agreement” means that certain Placement Agency Agreement, dated September 7, 2012, by and among the Issuer, the Receivables Seller and Wells Fargo Securities, LLC, as Placement Agent.

“MM1 Refinancing Failure” means, for each date of determination following the Stated Maturity Date of the Class A-MM1 Term Notes unless and until a new Series of Term Notes is issued, the failure of the Issuer to repay the aggregate Outstanding Note Balance of the Class A-MM1 Draw Notes from the proceeds of a refinancing of such Class through the issuance of such new Series of Term Notes or otherwise.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such month by (ii) the aggregate Receivable Balances funded by the Servicer using its own funds or facility funds as of the close of business on the last day of the Monthly Advance Collection Period.

“MSRs” means mortgage servicing rights and/or any rights to mortgage servicing rights, as applicable.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Net Property Value” means, with respect to any Mortgaged Property, (A) with respect to a Current Mortgage Loan, the market value of such Mortgaged Property as established by OLS’s independent property valuation methodology (as established by the lesser of any appraisal, broker’s price opinion or OLS’s automated valuation model with respect to such Mortgaged Property) or (B) with respect to a Delinquent Mortgage Loan, the product of (a) the market value of such Mortgaged Property as established by OLS’s independent property valuation methodology (as established by the lesser of any appraisal, broker’s price opinion or OLS’s automated valuation model with respect to such Mortgaged Property), multiplied by (b) OLS’s established market and property discount value rate, minus (c) OLS’s brokerage fee and closing costs with respect to such Mortgaged Property, plus (d) any projected mortgage insurance claim proceeds.

“Note Balance” means, for any date:

(i) for the Class A-MM1 Term Notes, as set forth in clause (i) of the definition of “Note Balance” in the Base Indenture; and

(ii) for the Class A-MM1 Draw Notes, (A) the Initial Note Balance of such Notes plus (B) the amount of all Additional Note Balances purchased by the Holder of the Class A-MM1 Draw Notes, which amounts, together with the Initial Note Balance of such Notes, shall not exceed the Maximum Note Principal Balance, (C) less all amounts paid in respect of principal to the Holder of such Notes as of such date.

“Note Interest Rate” means, with respect to any Interest Accrual Period, a rate per annum equal to (i) with respect to the Class A-MM1 Term Note, 0.65% and (ii) with respect to the Class A-MM1 Draw Notes, the sum of (A) One-Month LIBOR plus (B) the applicable Margin; provided, that, if for any Interest Accrual Period, a Eurodollar Disruption Event shall have occurred, the Note Interest Rate with respect to the Class A-MM1 Draw Notes shall be a rate equal to One-Month LIBOR as determined with respect to the Payment Date immediately preceding such Eurodollar Disruption Event; provided, further, that on any day on which a Facility Early Amortization Event or an Event of Default shall have occurred and shall be continuing at the opening of business on such day, the Note Interest Rate with respect to the Class A-MM1 Draw Notes shall equal the applicable Default Rate.

“Note Purchase Proceeds Account” has the meaning assigned to such term in Section 5 of this Indenture Supplement.

“Note Rating Agency” means, for the Series 2012-MM1 Notes, S&P.

“One-Month LIBOR” has the meaning assigned such term in Section 8 of this Indenture Supplement.

“PSA Stressed Non-Recoverable Advance Amount” means as of any date of determination, the sum of:

(i) for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(ii) for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (i) Total Advances related to such Mortgage Loans on such date over (ii) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iii) for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iv) for all Mortgage Loans that are related to REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related REO Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero.

“Purchaser” has the meaning assigned to such term in the MM1 Note Purchase Agreement.

“Reference Banks” has the meaning assigned to such term in Section 8 of this Indenture Supplement.

“Reserve Interest Rate” has the meaning assigned to such term in Section 8 of this Indenture Supplement.

“Scheduled MM1 Principal Balance” means, with respect to any Payment Date and the Class A-MM1 Term Notes, the amount set forth for such date on the Amortization Schedule annexed hereto as Schedule I.

“Senior Rate” means, with respect to each Class of Series 2012-MM1 Notes, the applicable Note Interest Rate.

“Series General Reserve Required Amount” means, with respect to any Payment Date or Interim Payment Date, as the case may be, (i) for the General Reserve Account applicable to the Class A-MM1 Term Notes and the remaining Interest Accrual Periods following the immediately preceding Payment Date, an amount equal to the sum of the related Interest Payment Amounts remaining to be paid (estimated based on the Scheduled MM1 Principal Balances set forth in Schedule I hereto and determined as of such immediately preceding Payment Date) and (ii) for the General Reserve Account applicable to the Class A-MM1 Draw Notes, an amount equal to $2,650,000.

“Series Fees” means, for the Series 2012-MM1 Notes and any Payment Date, the sum of (i) the MM1 Facility Fee and (ii) the aggregate unreimbursed fees and expenses of the Administrative Agent (other than Interest Coverage Payments made by the Class A-MM1 Draw Noteholders with respect to previous Payment Dates).

“Series Fee Limit” means $500,000.

“Stated Maturity Date” means: (i) for the Class A-MM1 Term Notes, September 16, 2013; provided, however, that (x) if as a result of a change in law, or in the interpretation of existing law (in each case, as evidenced by an Opinion of Counsel delivered to the Issuer, the Administrator, the Indenture Trustee and the Administrative Agent), the Class A-MM1 Term Notes will no longer be classified as “Eligible Securities” under Rule 2a-7(a)(10)(i) of the Investment Company Act, the “Stated Maturity Date” pursuant to this clause (i) will be such applicable shorter period required under Rule 2a-7; and (ii) for the Class A-MM1 Draw Notes, September 15, 2044.

“Stressed Interest Rate” means, for any Class as of any date, (i) (I) for the Class A-MM1 Term Notes, the fixed rate per annum with respect to such Class of Notes or (II) for the Class A-MM1 Draw Notes, the per annum index on the basis of such Class of Note’s interest rate is determined for the current Interest Accrual Period, and (III) such Class’s Constant and (z) the product of (I) such Class’s Coefficient and (II) Stressed Time, plus (ii) the weighted average per annum margin of all outstanding Classes that is added to the index to determine the interest rates for such Class.

“Stressed Time” means, as of any date of determination, the percentage equivalent of a fraction, the numerator of which is one (1), and the denominator of which equals the Stressed Time Percentage times the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means, for the Series 2012-MM1 Notes, Class A-MM1 Term Notes: 21% and Class A-MM1 Draw Notes: 21%.

“Sweep Account” has the meaning assigned to such term in Section 5 of this Indenture Supplement.

“Sweep Period” has the meaning assigned to such term in Section 5 of this Indenture Supplement.

“Target Amortization Amount” means: (i) with respect to the Class A-MM1 Term Notes and each Payment Date during the related Target Amortization Period, an amount equal to $20,384,615; and (ii) with respect to the Class A-MM1 Draw Notes and each Payment Date during the related Target Amortization Period, $33,125,000.

“Target Amortization Class” means the Class A-MM1 Term Notes or the Class A-MM1 Draw Notes during the applicable Target Amortization Period.

“Target Amortization Event” means, immediately upon the sending of notice by the Administrative Agent or any Holder of a Class A Note to the Indenture Trustee indicating which of the following events or conditions have occurred, the occurrence of any of the following conditions or events:

(i) with respect to the Class A-MM1 Term Notes, following the occurrence and during the continuance of a default by the Holder of the Class A-MM1 Draw Notes in purchasing Additional Note Balances in accordance with the terms and provisions of Section 2.01 of the MM1 Note Purchase Agreement (a “MM1 Note Purchase Default”), which is not waived by 100% of the Class A-MM1 Term Noteholders; and

(ii) with respect to the Class A-MM1 Draw Notes for any date of determination, the occurrence of any of the following conditions or events, which is not waived by the Administrative Agent:

(a) on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two (2) preceding Payment Dates is less than five (5) times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of all Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of Outstanding Notes during the related Monthly Advance Collection Period;

(b) the occurrence of one or more Servicer Termination Events under Designated Servicing Agreements representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Servicing Agreements then included in the Facility, but not including any Servicer Termination Events that are solely due to the breach of one or more Collateral Performance Tests or a Servicer Ratings Downgrade or the transfer of subservicing of any such Designated Servicing Agreement without the prior written consent of the Administrative Agent;

(c) the Monthly Reimbursement Rate is less than 8.00%;

(d) the rating assigned to any Class of Notes is reduced below the Applicable Rating assigned to such Class of Notes;

(e) as of the close of business on the last Business Day of any calendar month, beginning in September 2012, the Servicer or HLSS (or the Subservicer on and after the MSR Transfer Date) shall have failed to satisfy the Liquidity Requirement;

(f) as of the close of business on the last Business Day of any calendar month, beginning in September 2012, HLSS shall have failed to satisfy the Adjusted Tangible Equity Requirement;

(g) as of any Payment Date, the average net income of Home Loan Servicing Solutions, Ltd., determined in accordance with GAAP, for any two (2) consecutive fiscal quarters shall be less than $1.00;

(h) a “Target Amortization Event” shall have occurred with respect to any Class of Variable Funding Notes or Draw Notes of any other Series; or

(i) as of the occurrence and during the continuance of a MM1 Refinancing Failure.

“Target Amortization Period” means, for the Class A-MM1 Term Notes or the Class A-MM1 Draw Notes, as applicable, the period that begins upon both the occurrence of a related Target Amortization Event and ends upon the earlier of (i) a Facility Early Amortization Event and (ii) the date on which the Notes of such Class are paid in full.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement, the MM1 Note Purchase Agreement, the MM1 Placement Agency Agreement and the MM1 Fee Letter, each as amended, supplemented, restated, or otherwise modified from time to time.

“Trigger Advance Rate” means, for any Class within the Series 2012-MM1 Notes, as of any date, the rate equal to (1) 100% minus (2) the product of (a) one-twelfth (1/12) of the Stressed Interest Rate for such Class, as of such date plus the related pro rata portion of the Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date.

“UPB Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the lesser of (A) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such day, and (B) the aggregate of the Receivable Balances of Facility Eligible Receivables under such Designated Servicing Agreement on such date over (ii) the aggregate of the unpaid principal balances of the Mortgage Loans serviced under such Designated Servicing Agreement on such date.

“Weighted Average Foreclosure Timeline” means, as of any Determination Date, calculated as of the end of the preceding calendar month, the six-month rolling average of the number of months (calculated consistently with then current Fannie Mae state foreclosure timeline guidance) elapsed from the initiation of foreclosure through the foreclosure sale of each Mortgage Loan serviced under the Designated Servicing Agreements (with each Mortgage Loan weighted equally).

Section 3. Forms of Series 2012-MM1 Notes; Transfer Restrictions.

(a) The form of the Rule 144A Definitive Notes with respect to the Class A-MM1 Draw Notes and the Rule 144A Global Note with respect to the Class A-MM1 Term Notes to evidence the Series 2012-MM1 Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-1 and A-2, as applicable. For the avoidance of doubt, and subject to the terms and provisions of Section 5.4 of the Base Indenture, the Class A-MM1 Term Notes are to be issued as Book-Entry Notes.

(b) For the avoidance of doubt, reference in the Base Indenture to Voting Interests, consent rights or other rights of any Class of Term Notes shall also include the Class A-MM1 Notes.

(c) In addition to any provisions set forth in Section 6.5 of the Base Indenture, with respect to the Class A-MM1 Draw Notes, the Holder of such Class of Notes shall only transfer its beneficial interest in a Class A-MM1 Draw Note to another potential investor (i) following receipt of (1) the consent of 100% of the Holders of the Class A-MM1 Term Notes and (2) a confirmation from the applicable Note Rating Agency that such transfer shall not result in a Ratings Effect with respect to the Series 2012-MM1 Notes and (ii) the Administrative Agent shall have notified the Issuer, the Administrator, the Indenture Trustee and the Holders of the Class A-MM1 Term Notes of such transfer; provided, that, to the extent 100% of the Holders of the Class A-MM1 Term Notes do not provide their consent with respect to a requested transfer (a “Draw Note Transfer Denial”), then the Holders of the Class A-MM1 Draw Notes shall not effect such requested transfer but may pay the remaining Note Principal Balance of the Class A-MM1 Term Notes on the next succeeding Purchase Date and shall remain obligated to make Interest Coverage Payments under Section 7 hereof with respect to the immediately succeeding Payment Date; provided, however, this Section 3(c) does not apply to the transfer of a participation interest of a Class A-MM1 Draw Note or the transfer of all or a portion of a Class A-MM1 Draw Note that does not include the Commitment of the Purchaser under the MM1 Note Purchase Agreement.

Section 4. Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2012-MM1 Notes, the Collateral Value shall be zero for any Receivable that:

(i) is attributable to any Designated Servicing Agreement to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Servicing Agreement, would cause the related Advance Ratio to be equal to or greater than 100%;

(ii) is attributable to any Designated Servicing Agreement to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Servicing Agreement, would cause the related UPB Ratio to exceed 20%;

(iii) is attributable to any Designated Servicing Agreement to the extent that the related Receivable Balance, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Market Value Ratio to exceed 20%;

(iv) is attributable to a Designated Servicing Agreement that is a Low Threshold Servicing Agreement;

(v) is attributable to a Designated Servicing Agreement that is a Middle Threshold Servicing Agreement;

(vi) is attributable to a Designated Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances outstanding with respect to that same Designated Servicing Agreement, would cause the total Receivable Balances attributable to such Designated Servicing Agreement to exceed 15% of the aggregate of the Receivable Balances of all Receivables included in the Trust Estate; or

(vii) until the Administrative Agent shall have provided its written consent (in its sole and absolute discretion), and notwithstanding satisfaction of clauses (xi) and (xii) of the definition of “Facility Eligible Receivable” and clause (viii) of the definition of “Facility Eligible Servicing Agreement” in the Base Indenture, is a Servicing Fee Advance Receivable.

Section 5. Sweep Account; Note Purchase Proceeds Account; General Reserve Accounts.

(a) (i) Pursuant to Section 4.1 of the Base Indenture, in addition to all other Trust Accounts, the Indenture Trustee shall establish and maintain a segregated trust account (the “Sweep Account”), which shall be an Eligible Account, solely for the benefit of the Holders of the Class A-MM1 Draw Notes. If such account loses its status as an Eligible Account, the funds in such account shall be moved to an account that qualifies as an Eligible Account within thirty (30) days. Notwithstanding the terms and provisions of the Base Indenture, amounts held in the Sweep Account shall be held uninvested.

(ii) Consistent with the limited purposes for which the Sweep Account is to be established, on each Payment Date upon which the Class A-MM1 Term Notes remain outstanding following the commencement of the Full Amortization Period and there shall not have occurred a MM1 Note Purchase Default (such period, a “Sweep Period”), the Indenture Trustee shall withdraw Available Funds from the Collection and Funding Account and deposit them into the Sweep Account pursuant to, and to the extent required by, Sections 5 and 7 hereof and Section 4.5 of the Base Indenture.

(iii) Notwithstanding any provisions to the contrary in Section 4.4 of the Base Indenture, on each Interim Payment Date during a Sweep Period, the Indenture Trustee shall deposit all remaining Available Funds into the Sweep Account following payment of any amounts set forth in Section 4.4(f) and prior to payment of any amounts pursuant to Section 4.4(g) of the Base Indenture.

(iv) Notwithstanding any provisions to the contrary in Section 4.5(a) of the Base Indenture, on each Payment Date during a Sweep Period, the Indenture Trustee shall deposit all remaining Available Funds into the Sweep Account in accordance with the terms and provisions of Section 4.5(a)(2)(v) and prior to payment of any amounts pursuant to Section 4.5(a)(2)(vi) of the Base Indenture.

(v) Upon the termination of a Sweep Period following the payment in full of the Class A-MM1 Term Notes, amounts described in Sections 5 and 7 hereof and Section 4.5(a) of the Base Indenture shall be withdrawn from the Sweep Account by the Indenture Trustee and remitted for payments as described herein and therein. Upon payment in full of the Class A-MM1 Draw Notes pursuant to Section 4.5(a) of the Base Indenture, the Indenture Trustee shall remit all remaining amounts in the Sweep Account to the Note Payment Account for application as Available Funds by the Indenture Trustee in accordance with the terms and provisions of Section 7 hereof and Section 4.5 of the Base Indenture.

(b) (i) Pursuant to Section 4.1 of the Base Indenture, in addition to all other Trust Accounts, the Indenture Trustee shall establish and maintain a segregated trust account (the “Note Purchase Proceeds Account”), which shall be an Eligible Account, solely for the benefit of the Holders of the Class A-MM1 Term Notes. If such account loses its status as an Eligible Account, the funds in such account shall be moved to an account that qualifies as an Eligible Account within thirty (30) days. Notwithstanding the terms and provisions of the Base Indenture, amounts held in the Note Purchase Proceeds Account shall be held uninvested.

(ii) Consistent with the limited purposes for which the Note Purchase Proceeds Account is to be established, and notwithstanding any provisions to the contrary in the Base Indenture, on each Payment Date upon which the Class A-MM1 Term Notes remain outstanding, the Indenture Trustee shall remit all amounts on deposit in the Note Purchase Proceeds Account as set forth in Section 7(b) and pay such amounts pro rata to the Holders of the Class A-MM1 Term Notes.

(c) (i) In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain General Reserve Accounts with respect to each of the Class A-MM1 Term Notes and the Class A-MM1 Draw Notes, each of which shall be an Eligible Account, for the benefit of the Class A-MM1 Term Noteholders and the Class A-MM1 Draw Noteholders, respectively.

(ii) Notwithstanding the terms and provisions of Section 4.6(b) of the Base Indenture, amounts may be withdrawn by the Indenture Trustee from the General Reserve Account with respect to the Class A-MM1 Term Notes and remitted to the Note Payment Account solely to cover payments allocable to such Notes pursuant to Section 4.5(a)(1)(iii) or Section 4.5(a)(2)(iii)(C), as applicable, which are not payable out of Available Funds due to an insufficiency of Available Funds.

Section 6. Enforcement Proceedings. If the Class A-MM1 Draw Noteholder fails to pay any amounts in accordance with the terms and provisions of this Indenture Supplement or the MM1 Note Purchase Agreement, forthwith upon notice of such failure by any Class A-MM1 Term Noteholder (with a copy to the Indenture Trustee), the Indenture Trustee (at the written direction of such Class A-MM1 Term Noteholders) shall, in the name of the Trust but not its own name and without the possession of any of the Series 2012-MM1 Notes or the production thereof in any proceeding relating thereto, institute a judicial proceeding for the collection of the sums so due and unpaid, and may directly prosecute such proceeding to judgment or final decree, and the Indenture Trustee may enforce the same against the Class A-MM1 Draw Noteholders and collect the money adjudged or decreed to be payable in the manner provided by law, the Base Indenture and this Indenture Supplement; provided, that the Indenture Trustee receives indemnity satisfactory to it in its sole discretion against all liability and expense in connection with such proceeding from the Class A-MM1 Term Noteholders and all expenses of the Indenture Trustee and its respective agents and counsel are promptly paid by the Class A-MM1 Term Noteholders upon written request of the Indenture Trustee. Recovery of judgment will, after provision for the payment of remaining amounts due (if any) for the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and its respective agents and counsel, be for the ratable benefit of the Holders of the Class A-MM1 Term Notes in respect of which such judgment has been recovered. Notwithstanding the foregoing, the Indenture Trustee shall not be required to take any action to exercise or enforce the trusts hereby created which, in the opinion of the Indenture Trustee, shall be likely to involve expense or liability to the Indenture Trustee. The Indenture Trustee shall not be required to ascertain or inquire as to the performance or observance of any of the covenants or agreements contained in this Indenture Supplement or in the MM1 Note Purchase Agreement.

Section 7. Payments; Note Balance Increases; Early Maturity; Optional Redemption.

(a) (i) The Paying Agent shall make payments of interest, on a pro rata basis, in respect to the Series 2012-MM1 Notes on each Payment Date in accordance with the terms and provisions of this Indenture Supplement and Section 4.5 of the Base Indenture.

(ii) In accordance with the terms and provisions of Section 4.4(b) of the Base Indenture, the Indenture Trustee shall remit Available Funds held in the Collection and Funding Account into the Interest Accumulation Account with respect to the Class A-MM1 Term Notes in an amount equal to the sum of (i) the Interest Accumulation Amount for such Interim Payment Date with respect to the Class A-MM1 Term Notes plus (ii) the aggregate outstanding balance of all Interest Coverage Payments made by and payable to the Class A-MM1 Draw Noteholders with respect to prior Payment Dates.

(iii) In accordance with the terms and provisions of Section 4.5(a)(1)(iii) of the Base Indenture, the Paying Agent shall pay, pro rata, (i) to the Class A-MM1 Draw Noteholders, reimbursement with respect to any outstanding Interest Coverage Payments and (ii) to the Holders of the Class A-MM1 Term Notes, pro rata based on their respective interest entitlement amounts, the related Cumulative Interest Shortfall Amounts attributable to unpaid Senior Interest Amounts from prior Payment Dates, and the Senior Interest Amount for the current Payment Date, for such Class; provided, that if the amount of Available Funds on deposit in the Collection and Funding Account on such day is insufficient to pay any such amounts pursuant to Section 4.5(a)(1)(iii) of the Base Indenture, the Paying Agent shall withdraw from the General Reserve Account related to the Class A-MM1 Term Notes an amount equal to the lesser of the amount then on deposit in such General Reserve Account and the amount of such shortfall for disbursement to the Noteholders of such Class in reduction of such shortfall; provided, further, that if the amount of funds on deposit in the General Reserve Account related to the Class A-MM1 Term Notes on such day is insufficient to pay any amounts in respect of any Class pursuant to Section 4.5(a)(1)(iii) of the Base Indenture, the Class A-MM1 Draw Noteholders, at the request of any Holder of a Class A-MM1 Term Note, shall make an advance of funds (an “Interest Coverage Payment”) in an amount equal to such shortfall for disbursement to the Noteholders of such Class in reduction of such shortfall.

In accordance with the terms and provisions of Section 4.5(a)(2)(iii)(C) of the Base Indenture, the Paying Agent shall pay, pro rata, (i) to the Class A-MM1 Draw Noteholders, reimbursement with respect to any outstanding Interest Coverage Payments and (ii) to the Holders of the Class A-MM1 Term Notes, pro rata based on their respective interest entitlement amounts, the related Cumulative Interest Shortfall Amounts attributable to unpaid Senior Interest Amounts from prior Payment Dates, and the Senior Interest Amount for the current Payment Date, for such Class; provided, that if the amount of Available Funds on deposit in the Collection and Funding Account on such day is insufficient to pay any such amounts pursuant to Section 4.5(a)(2)(iii)(C) of the Base Indenture, the Paying Agent shall withdraw from the General Reserve Account related to the Class A-MM1 Term Notes an amount equal to the lesser of the amount then on deposit in such General Reserve Account and the amount of such shortfall for disbursement to the Noteholders of such Class in reduction of such shortfall; provided, further, that if the amount of funds on deposit in the General Reserve Account related to the Class A-MM1 Term Notes on such day is insufficient to pay any amounts in respect of any Class pursuant to Section 4.5(a)(2)(iii)(C) of the Base Indenture, the Class A-MM1 Draw Noteholders, at the request of any Holder of a Class A-MM1 Term Note, shall make an Interest Coverage Payment in an amount equal to the amount of such shortfall for disbursement to the Noteholders of such Class in reduction of such shortfall.

The parties hereto agree that any such failure of the Class A-MM1 Draw Noteholders to make an Interest Coverage Payment under this Section 7(a) shall constitute an Event of Default under Section 8.1(a)(i) of the Base Indenture.

(iv) In addition, in accordance with the terms and provisions of Section 4.5(a)(1)(ii) and Section 4.5(a)(2)(iii)(A) of the Base Indenture, the Paying Agent shall allocate amounts related to all Series Fees for the Series 2012-MM1 Notes in the following order of priority: (i) first, as set forth in Section 7(b), to pay the applicable portion of the MM1 Facility Fee to Wells Fargo Securities, LLC, as Administrative Agent; and (ii) second, pro rata, to pay all other fees and expenses related to the Series 2012-MM1 Notes (other than any Interest Coverage Payments).

(b) Principal, Class A- MM1 Term Notes:

(i) With respect to the Class A-MM1 Term Notes, notwithstanding the commencement of a Target Amortization Period with respect to the Class A-MM1 Draw Notes or the Full Amortization Period, the Holder of the Class A-MM1 Draw Notes shall purchase Additional Note Balances in accordance with the terms and provisions of Section 2.01 of the MM1 Note Purchase Agreement and deposit the related proceeds into the Note Purchase Proceeds Account. On each Payment Date, the Paying Agent shall apply the amounts on deposit in the Note Purchase Proceeds Account for such Payment Date to pay down the respective Note Balances of the Class A-MM1 Term Notes, pro rata, until the reduction of all such Note Balances to zero. In addition, the Paying Agent shall pay to Wells Fargo Securities, LLC, as Administrative Agent, on each Payment Date, the applicable monthly portion of the MM1 Facility Fee in accordance with the terms and provisions of Section 4.5(a)(1)(ii) of the Base Indenture and/or the accrued and unpaid portion of the MM1 Facility Fee in accordance with the terms and provisions of Section 4.5(a)(2)(iii)(A) of the Base Indenture, as applicable.

(ii) During a Target Amortization Period with respect to the Class A-MM1 Term Notes, (A) on each Interim Payment Date preceding each Payment Date, the Paying Agent shall remit to the related Target Amortization Principal Accumulation Account an aggregate amount equal to the Target Amortization Amount for the Class A-MM1 Term Notes in accordance with the terms and provisions of Section 4.4(d) of the Base Indenture and (B) on each such Payment

Date, the Paying Agent shall make payments of principal on the Class A-MM1 Term Notes in an amount equal to such Target Amortization Amount in accordance with Section 4.5(a)(1)(v) of the Base Indenture. Until the Class A-MM1 Term Notes are paid in full, amounts on deposit in the related Target Amortization Principal Accumulation Account in accordance with the terms and provisions of this Section 7(b) may only be used to pay the related Target Amortization Amounts of the Class A-MM1 Term Notes.

(iii) During the Full Amortization Period (during which a Target Amortization Period with respect to the Class A-MM1 Term Notes has also occurred), on each Payment Date in accordance with Section 4.5(a)(2)(iii)(D) of the Base Indenture, the Paying Agent shall make payments of principal in the following order of priority: (i) first, on the Class A-MM1 Term Notes, until the Note Balance thereof has been paid to zero; and (ii) second, on the Class A-MM1 Draw Notes, until the Note Balance thereof has been paid to zero.

(c) Principal, Class A-MM1 Draw Notes:

(i) During a Target Amortization Period with respect to the Class A-MM1 Draw Notes, (A) on each Interim Payment Date preceding each Payment Date, the Paying Agent shall remit to the related Target Amortization Principal Accumulation Account an aggregate amount equal to the Target Amortization Amount for the Class A-MM1 Draw Notes in accordance with the terms and provisions of Section 4.4(d) of the Base Indenture, and (B) on each such Payment Date, the Paying Agent shall make payments of principal on the Class A-MM1 Draw Notes in accordance with the terms and provisions of Section 4.5(a)(1)(v) of the Base Indenture. Until the Class A-MM1 Draw Notes are paid in full, amounts on deposit in the related Target Amortization Principal Accumulation Account in accordance with the terms and provisions of this Section 7(c) may only be used to pay the related Target Amortization Amounts for the Class A-MM1 Draw Notes.

(ii) Subject to the terms and provisions of Section 7(b)(iii) hereof, during the Full Amortization Period (unless a Target Amortization Period with respect to the Class A-MM1 Term Notes has occurred), on each Payment Date in accordance with Section 4.5(a)(2)(iii)(D) of the Base Indenture, the Paying Agent shall make payments of principal on the Class A-MM1 Draw Notes, until the Note Balance thereof has been paid down to zero.

(d) Notwithstanding the terms and provisions of Section 13.1 of the Base Indenture, with respect to the Series 2012-MM1 Notes, the Issuer may not effect a call of such Notes on any Redemption Payment Date.

Section 8. Determination of Note Interest Rate and LIBOR.

(a) At least one (1) Business Day prior to each Determination Date, the Administrator shall calculate the Note Interest Rate for the related Interest Accrual Period (using One-Month LIBOR as determined by the Administrative Agent in accordance with Section 8(b) below) and the Interest Payment Amount for the Series 2012-MM1 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b) On each LIBOR Determination Date, the Administrative Agent will determine the arithmetic mean of the London Interbank Offered Rate (“LIBOR”) quotations for one-month Eurodollar deposits (“One-Month LIBOR”) for the succeeding Interest Accrual Period for the Series 2012-MM1 Notes on the basis of the Reference Banks’ offered LIBOR quotations provided to the Calculation Agent as of 11:00 a.m. (London time) on such LIBOR Determination Date. As used herein with respect to a LIBOR Determination Date, “Reference Banks” means leading banks engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) whose quotations appear on the Bloomberg Screen US0001M Index Page for the LIBOR Determination Date in question and (iii) which have been designated as such by the Calculation Agent (after consultation with the Administrative Agent) and are able and willing to provide such quotations to the Calculation Agent for each LIBOR Determination Date. “Bloomberg Screen US0001M Index Page” means the display designated as page US0001M Index Page on the Bloomberg Financial Markets Commodities News (or such other pages as may replace such page on that service for the purpose of displaying LIBOR quotations of major banks). If any Reference Bank should be removed from the Bloomberg Screen US0001M Index Page or in any other way fails to meet the qualifications of a Reference Bank, the Administrative Agent may, in its sole discretion, designate an alternative Reference Bank.

If, for any LIBOR Determination Date, two (2) or more of the Reference Banks provide offered One-Month LIBOR quotations on the Bloomberg Screen US0001M Index Page, One-Month LIBOR for the next succeeding Interest Accrual Period for the Series 2012-MM1 Notes will be the arithmetic mean of such offered quotations (rounding such arithmetic mean if necessary to the nearest five decimal places).

If, for any LIBOR Determination Date, only one (1) or none of the Reference Banks provides such offered One-Month LIBOR quotations for the next applicable Interest Accrual Period, One-Month LIBOR for the next Interest Accrual Period for the Series 2012-MM1 Notes will be the higher of (x) One-Month LIBOR as determined for the previous LIBOR Determination Date and (y) the Reserve Interest Rate. The “Reserve Interest Rate” on any date of determination will be the rate per annum that the Administrative Agent determines to be either (A) the arithmetic mean (rounding such arithmetic mean if necessary to the nearest five decimal places) of the one-month Eurodollar lending rate that New York City banks selected by the Administrative Agent are quoting, on the relevant LIBOR Determination Date, to the principal London offices of at least two (2) leading banks in the London Interbank market or (B) in the event that the Administrative Agent is unable to determine such arithmetic mean, the lowest one-month Eurodollar lending rate that the New York City banks so selected by the Administrative Agent are quoting on such LIBOR Determination Date to leading European banks.

If, on any LIBOR Determination Date, the Administrative Agent is required but is unable to determine the Reserve Interest Rate in the manner provided in the preceding paragraph, One-Month LIBOR for the next applicable Interest Accrual Period will be One-Month LIBOR as determined for the previous LIBOR Determination Date.

Notwithstanding the foregoing, One-Month LIBOR for an Interest Accrual Period shall not be based on One-Month LIBOR for the previous Interest Accrual Period on the Series 2012-MM1 Notes for two (2) consecutive LIBOR Determination Dates. If, under the priorities described above, One-Month LIBOR for an Interest Accrual Period on the Series 2012-MM1 Notes would be based on One-Month LIBOR for the previous LIBOR Determination Date for the second consecutive LIBOR Determination Date, the Administrative Agent shall select an alternative index (over which the Administrative Agent has no control) used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent third party, and this alternative index shall constitute One-Month LIBOR for all purposes under this Indenture Supplement in that event.

(c) The establishment of One-Month LIBOR by the Administrative Agent and the Administrative Agent’s subsequent calculation of the Note Interest Rate on the Series 2012-MM1 Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

Section 9. Increased Costs.

If any requirement of any law, rule, regulation or order applicable to a Holder of a Class A-MM1 Draw Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Holder with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof:

(1) shall subject such Holder to any tax of any kind whatsoever with respect to its Class A-MM1 Draw Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Holder as a result of any present or former connection between such Holder and the United States, other than any such connection arising solely from such Holder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture) or change the basis of taxation of payments to such Holder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Holder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or credit extended or participated by, or any other acquisition of funds by, any office of such Holder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(3) impose on such Holder or the London interbank market any other condition, cost or expense (other than with respect to taxes) affecting this Agreement or the Series 2012-MM1 Notes or any participation therein; or

(4) shall impose on such Holder any other condition;

and the result of any of the foregoing is to increase the cost to such Holder, by an amount which such Holder deems to be material, of continuing to hold its Class A-MM1 Draw Note, of maintaining its obligations with respect thereto or to reduce any amount due or owing hereunder in respect thereof, or to reduce the amount of any sum received or receivable by such Holder (whether of principal, interest or any other amount) or (in the case of any change in a Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Holder or any Person controlling such Holder with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any governmental or quasi-governmental authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Holder’s or such controlling Person’s capital as a consequence of its obligations as a Holder of a Draw Note to a level below that which such Holder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Holder’s or such controlling Person’s policies with respect to capital adequacy), then, in any such case, such Holder shall invoice the Administrator for such additional amount or amounts as calculated by such Holder in good faith as will compensate such Holder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Holder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(ii) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Cost Limit shall be payable to such Holder in accordance with Section 4.5(a)(1)(ix) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable.

Increased Costs payable under this Section 9 shall be payable on a Payment Date only to the extent invoiced to the Indenture Trustee prior to the related Determination Date.

Section 10. Series Reports.

(a) Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture, to the extent received from the Servicer, with respect to the Series 2012-MM1 Notes:

(i) the unpaid principal balance of the Mortgage Loans subject to any Low Threshold Servicing Agreement and Middle Threshold Servicing Agreement;

(ii) the Advance Ratio for each Designated Servicing Agreement, and whether the Advance Ratio for such Designated Servicing Agreement exceeds 100%;

(iii) the Market Value Ratio for each Designated Servicing Agreement, and whether the UPB Ratio for such Designated Servicing Agreement exceeds 20%;

(iv) the UPB Ratio for each Designated Servicing Agreement, and whether the UPB Ratio for such Designated Servicing Agreement exceeds 20%;

(v) for each Middle Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vi) for each Low Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vii) the Weighted Average Liquidation Timeline with respect to each Designated Servicing Agreement as of the end of the most recently ended calendar month;

(viii) the Weighted Average Foreclosure Timeline as of the Determination Date for the most recently ended calendar month;

(ix) (A) a list of each Target Amortization Event for the Series 2012-MM1 Notes and presenting a “yes” or “no” answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date; and (B) whether any Target Amortization Amount that has become due and payable has been paid;

(x) whether any Receivable, or any portion of the Receivables, attributable to a Designated Servicing Agreement, has zero Collateral Value by virtue of the definition of “Collateral Value” or Section 4 of this Indenture Supplement;

(xi) a calculation of the Net Proceeds Coverage Percentage in respect of each of the three (3) preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three (3)), and the arithmetic average of the three;

(xii) the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(xiii) the PSA Stressed Non-Recoverable Advance Amount for the upcoming Payment Date or Interim Payment Date;

(xiv) the MM1 Facility Fee payable on such Payment Date; and

(xv) the Trigger Advance Rates for each Class of Series 2012-MM1 Notes.

(b) Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c) Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (i) the Adjusted Tangible Equity, the occurrence of any of the events described in clause (b), (e), (f) and (g) of clause (ii) of the definition of “Target Amortization Event,” (ii) compliance with clause (vi) of the definition of “Facility Eligible Servicing Agreement” and (iii) that all Series 2012-MM1 Notes meet the criteria set forth in the last proviso of the definition of “Note Interest Rate.”

Section 11. Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Holders of the Series 2012-MM1 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(a) thereof, have been satisfied.

Section 12. Representations and Warranties.

The Issuer, the Administrator and Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

Section 13. Amendments.

(a) Notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Holders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, the Subservicer (whose consent shall be required only to the extent that such amendment would materially affect the Subservicer) and the Administrative Agent, and with prior notice to the applicable Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; (ii) to correct, modify or supplement any provision herein that may be defective or may be inconsistent with any provision in the final Private Placement Memorandum dated as of September 12, 2012; (iii) to take any action necessary to maintain the rating currently assigned by the applicable Note Rating Agency to and/or to avoid such Class of Notes being placed on negative watch by such Note Rating Agency; or (iv) to amend any other provision of this Indenture Supplement.

(b) Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with the respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 66 2/3% of the Series 2012-MM1 Notes (including 100% of the Class A-MM1 Term Notes), supplement, amend or revise any term or provision of this Indenture Supplement.

Section 14. Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 15. Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 16. Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2012-MM1 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2012-MM1 Notes, this Indenture and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Holders of Series 2012-MM1 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2012-MM1 Notes or this Indenture or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2012-MM1 Notes or this Indenture. It is understood that the foregoing provisions of this Section 16 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2012-MM1 Notes or secured by this Indenture. It is further understood that the foregoing provisions of this Section 16 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2012-MM1 Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 17. Notice.

Any communication provided for or permitted hereunder or otherwise pursuant to the Base Indenture shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if delivered by courier or mailed by first class mail, postage prepaid, or if transmitted by facsimile and confirmed in a writing delivered or mailed as aforesaid, to: in the case of Wells Fargo Securities, LLC, 301 South College Street, MAC D1053-082, Charlotte, North Carolina 28288, Attention: Goetz Rokahr, facsimile number: 704-383-3556; in the case of Wells Fargo Bank, N.A., 301 South College Street, MAC D1053-082, Charlotte, North Carolina 28288, Attention: Goetz Rokahr, facsimile number: 704-383-3556; or, as to such Person, such other address or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing.

Section 18. Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.

IN WITNESS WHEREOF, HLSS Servicer Advance Receivables Trust, as Issuer, HLSS Holdings, LLC (as Administrator on behalf of the Issuer and as Servicer (on and after the MSR Transfer Date)), Ocwen Loan Servicing, LLC (as Servicer (prior to the MSR Transfer Date)), Deutsche Bank National Trust Company, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary, Barclays Bank PLC, as Administrative Agent, and Wells Fargo Securities, LLC, as Administrative Agent, have caused this Indenture Supplement relating to the Series 2012-MM1 Notes, to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

HLSS SERVICER ADVANCE RECEIVABLES TRUST, as Issuer	DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee	By:
Name:
Title:

By:	By:
Name:		Name:
Title:		Title:

HLSS HOLDINGS, LLC, as Administrator and as Servicer (on or after the MSR Transfer Date)	OCWEN LOAN SERVICING, LLC, as a Subservicer and as Servicer (prior to the MSR Transfer Date)

By:	By:
Name:		Name:
Title:		Title:

BARCLAYS BANK PLC, as Administrative Agent	WELLS FARGO SECURITIES, LLC, as Administrative Agent

By:	By:
Name:		Name:
Title:		Title:

[Signature Page to Indenture Supplement – HLSS Series 2012-MM1 Notes]

SCHEDULE I

CLASS A-MM1 TERM NOTES

AMORTIZATION SCHEDULE

Date	Scheduled MM1 Principal Balance
Issuance Date	265,000,000
9/15/2012	244,615,385
10/15/2012	224,230,769
11/15/2012	203,846,154
12/15/2012	183,461,538
1/15/2013	163,076,923
2/15/2013	142,692,308
3/15/2013	122,307,692
4/15/2013	101,923,077
5/15/2013	81,538,462
6/15/2013	61,153,846
7/15/2013	40,769,231
8/15/2013	20,384,615
9/15/2013	—